FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is entered into as of December 22, 2015, by and between SPUS6 MURPHY CROSSING, LP, a Delaware limited partnership (“Landlord”) and INTERSIL CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

A.Landlord (as successor in interest to MRTP, LLC, a Delaware limited liability company) and Tenant are parties to that certain Office Lease dated as of March 1, 2010 (the “Lease”) (the “Lease”), pursuant to which Landlord leases to Tenant the following: all of the rentable area of the Building 3, located at 1001 Murphy Ranch Road in Milpitas, California, consisting of approximately 64,717 rentable square feet (the “Building 3 Premises”); all of the rentable area of Building 4, located at 933 Murphy Ranch Road in Milpitas, California, consisting of approximately 61,502 rentable square feet (the “Building 4 Premises”); and a portion of the rentable area of Building 5, located at 915 Murphy Ranch Road, consisting of approximately 19,530 rentable square feet (the “Building 5 Premises”), all located in that certain Project currently known as Murphy Crossing and as more particularly described in the Lease.  The Building 3 Premises, the Building 4 Premises and the Building 5 Premises are collectively referred to in this First Amendment as the “Original Premises”.

B.Tenant does not currently occupy the Building 5 Premises, and Landlord desires to lease the Building 5 Premises to a third party.  Accordingly, Landlord and Tenant have agreed upon the surrender by Tenant to Landlord of the Building 5 Premises on the following terms and conditions.  The Original Premises, less the Building 5 Premises, is referred to herein as the “Remaining Portion of the Original Premises”.

C.The Lease by its terms expires on February 29, 2020 (“Current Expiration Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE,  in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Reduction and Vacation.

a)Effective retroactive to November 30, 2015 (the “Reduction Effective Date”), the Premises is decreased from 145,749 rentable square feet consisting of the Building 3 Premises, the Building 4 Premises and the Building 5 Premises to 126,219 rentable square feet consisting of the Building 3 Premises and the Building 4 Premises, by the elimination of the Building 5 Premises.  As of the Building 5 Premises Vacation Date, (i) the Building 5 Premises shall be deemed surrendered by Tenant to Landlord, (ii) except to the extent set forth in Section 1(b) below, the Lease shall be terminated with respect to the Building 5 Premises, and (iii) the “Premises”, as defined in the Lease, shall mean the Remaining Portion of the Original Premises.

b)Tenant shall have a period of thirty (30) days after the Reduction Effective Date (i.e., on or before December 30, 2015) to vacate the Building 5 Premises in accordance with the terms of the Lease (the “Building 5 Premises Vacation Date”).  Tenant shall fully comply with all obligations under the Lease respecting the Building 5 Premises up to and including the Building 5 Premises Vacation Date, other than the payment of Monthly Rent or Tenant’s Share of Expenses with respect to the Building 5 Premises, but including, without limitation, those provisions relating to the condition of the Building 5 Premises and the removal of Tenant’s property from the Building 5 Premises.  Tenant’s removal requirements with respect to the Building 5 Premises are limited to all fitness equipment, cubicles, furniture and other personal property.  Tenant, at its option, may remove its security system from the Building 5 Premises.

c)If Tenant shall holdover in the Building 5 Premises beyond the day immediately preceding the Building 5 Premises Vacation Date, Tenant shall be liable for Monthly Rent and Additional Rent respecting the Building 5 Premises equal to twice the amount in effect under the Lease as of the period immediately prior to the Reduction Effective Date, prorated on a per diem basis.  Such holdover amount shall not be in limitation of Tenant’s liability for consequential or other damages arising from Tenant’s holding over nor shall it be deemed permission for Tenant to holdover in the Building 5 Premises.

2.Extension.  The Term is hereby extended for a period of thirty-nine (39) months and shall expire on May 31, 2023 (the “Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease.  That portion of the term of the Lease commencing the day immediately following the Current Expiration Date (“Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”, and unless the context clearly provides otherwise, from and after the Extension Date, references in the Lease to the “Term” shall be deemed to include the Extended Term, and references in the Lease to the “Expiration Date” shall mean the Extended Expiration Date.

3.Monthly Rent.

a)Retroactively from December 1, 2015 through and including the Extended Term, and with respect to the Remaining Portion of the Premises, the schedule of Monthly Rent set forth in Schedule 1 to the Lease is deleted, and the following is substituted therefor:

Months of Term or Period	Monthly Rent
December 1, 2015 - balance of Rent Year 6	$172,660.45
Rent Year 7	$177,840.26
Rent Year 8	$183,175.47
Rent Year 9	$188,670.73
Rent Year 10	$194,330.86
Rent Year 11	$236,029.53
Rent Year 12	$243,602.67
Rent Year 13	$249,913.62
March 1, 2023 - May 31, 2023	$257,486.76

All such Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease.

4.Additional Consideration.  As additional consideration for the early vacation of the Building 5 Premises, Tenant agrees to pay to Landlord, on or before January 11, 2016, a one-time payment in the amount of $507,698.00.

5.Tenant’s Share.  For the period commencing on the Reduction Effective Date and ending on the Extended Expiration Date, Tenant shall no longer be responsible for the payment of Tenant’s Share of Expenses with respect to the Building 5 Premises.  Notwithstanding anything in this First Amendment to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant’s Share of Expenses applicable to the Building 5 Premises for that portion of the calendar year preceding the Reduction Effective Date.  Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

6.Representations.  Each party represents to the other that it has full power and authority to execute this First Amendment.  Tenant represents that it has not made any assignment, sublease, transfer, or conveyance of the Lease or any interest therein or in the Building 5 Premises and further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any other party respecting, relating to or arising out of any assignment, sublease, transfer or conveyance of any interest in the Building 5 Premises, and Tenant agrees to indemnify and hold harmless Landlord from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same, including without limitation, attorneys’ fees.  Tenant acknowledges that Landlord will be relying on this First Amendment in entering into leases for the Building 5 Premises with other parties.

7.Renewal Option; Right of First Offer.  Notwithstanding the extension of the Term as provided in this First Amendment, Tenant shall retain its Renewal Option as set forth in

Article 31 of the Lease, provided that references in Article 31 to the expiration of the initial Term shall be deemed to refer to the expiration of the Extended Term, as defined in this First Amendment.  Article 32 of the Lease, concerning Tenant’s right of first offer with respect to space on the fifth (5th) floor of Building 5, is hereby deleted in its entirety.

8.Miscellaneous.

a)This First Amendment and the attached exhibits, which are hereby incorporated into and made a part of this First Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.

b)Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

c)In the case of any inconsistency between the provisions of the Lease and this First Amendment, the provisions of this First Amendment shall govern and control.

d)Submission of this First Amendment by Landlord is not an offer to enter into this First Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this First Amendment until Landlord has executed and delivered the same to Tenant.

e)The capitalized terms used in this First Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this First Amendment.

f)Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this First Amendment, other than Kidder Mathews and Cresa (collectively, “Tenant’s Brokers”).  Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers other than Tenant’s Brokers claiming to have represented Tenant in connection with this First Amendment.  Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this First Amendment, other than CBRE, Inc.  Landlord agrees to defend, indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this First Amendment.

g)Each signatory of this First Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

h)The Premises have not undergone an inspection by a Certified Access Specialist (CASp).  This notice is given pursuant to California Civil Code Section 1938.

i)Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times through and including the Extended Expiration Date (including any extension thereof), remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order

(including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

j)This First Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument.  This First Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this First Amendment signed by the other party to the same extent as if such party had received an original counterpart.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment as of the day and year first above written.

LANDLORD:

SPUS6 MURPHY CROSSING, LP

a Delaware limited partnership

By:	/s/ Ming J. Lee
Name:	Ming J. Lee
Title:	Vice President

By:	/s/ Michael Burrichter
Name:	Michael Burrichter
Title:	Vice President

TENANT:

INTERSIL CORPORATION,
a Delaware corporation

By:	/s/ Andrew Micallef
Name:	Andrew Micallef
Title:	SVP Operations

Certificate of Tenant

(If a Corporation or Partnership)

I, Andrew S. Hughes, Secretary of Intersil Corporation, a Delaware corporation, hereby certify that the officer executing the foregoing First Amendment to Lease on behalf of Tenant is duly authorized to act on behalf of and bind the Tenant.

(Corporate Seal)

/s/ Andrew S. Hughes
Name:	Andrew S. Hughes
Date:	December 22, 2015